--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------

                                    Form 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                  -------------

       Date of Report (Date of earliest event reported) February 24, 2004

                                   CULP, INC.

             (Exact name of registrant as specified in its charter)


  North Carolina                       0-12781                   56-1001967
(State or other jurisdiction of   (Commission File No.)         (IRS Employer
       incorporation)                                        Identification No.)



                              101 South Main Street
                        High Point, North Carolina 27260
                    (Address of principal executive offices)
                                 (336) 889-5161
              (Registrant's telephone number, including area code)





          (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

                                                     INDEX



                                                                      Page
Item 7 -  Exhibits                                                      3
Item 12 - Results of Operations and Financial Condition                 3
Signature                                                               4
Exhibits

    Item 7 -- Exhibits

    99(a)  News Release dated February 24, 2004

    99(b)  Financial Information Release dated February 24, 2004

    Item 12 -- Results of Operations and Financial Condition

On February 24, 2004, Culp, Inc. (the "Registrant") issued a news release to announce its financial results for the quarter ended February 1, 2004. The news release is attached hereto as Exhibit 99(a).

Also on February 24, 2004, the Registrant released a Financial Information Release containing additional financial information and disclosures about the Registrant's third quarter ended February 1, 2004. The news release and financial information release contain disclosures about free cash flow, a non-GAAP performance measure, that management believes provides useful information to investors because it measures the company's available cash flow for potential debt repayment, stock repurchases and additions to cash, cash equivalents and short-term investments. In addition, the news release and financial information release contain proforma income statements which reconcile the reported income statements with proforma results, which exclude restructuring and related charges, one-time expenses related to early extinguishment of debt, and cumulative effect of accounting change. The company has included this proforma information in order to show operational performance excluding the effects of restructuring charges and expenses related to early debt repayment that are not expected to occur on a regular basis.


Forward Looking Information. This Report and the exhibits attached hereto contain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and
Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, gross profit margins, SG&A or other expenses, and earnings, as well as any statements regarding the company's view of estimates of the company's future results by analysts. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. In addition, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.

                                           SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            CULP, INC.
                                            (Registrant)


                                    By:      Franklin N. Saxon
                                             ------------------
                                             Executive Vice President and
                                             Chief Financial Officer





Dated:  February 24, 2004

Exhibit 99(a)
                                  NEWS RELEASE

Investor Contact: Kathy J. Hardy         Media Contact:   Kenneth M. Ludwig
                  Corporate Secretary                     Senior Vice President,
                  336-888-6209                            Human Resources
                                                          336-889-5161


                CULP ANNOUNCES THIRD QUARTER FISCAL 2004 RESULTS

HIGH POINT, N.C. (February 24, 2004) - Culp, Inc. (NYSE: CFI) today reported financial and operating results for the third quarter and nine months ended February 1, 2004. The highlights for the quarter include:

o Net income of $0.16 per diluted share, excluding a charge for the early extinguishment of debt

o Gross profit margin of 18.9%, driven by continued improvement in the upholstery fabrics segment

o Prepayment of $25 million of the company's $75 million of outstanding senior notes

o Debt to capital ratio reduced to 33.9%, the lowest level for Culp since fiscal 1993

o Earnings expectation for the fourth quarter of fiscal 2004 is $0.31 to $0.35 per diluted share.

     For the three months ended February 1, 2004, net sales were $76.6 million, compared with $79.5 million a year ago. The company reported net income of $752,000, or $0.06 per diluted share, for the third quarter of fiscal 2004. The results for the third fiscal quarter include a one-time charge of $1.7 million, or $0.10 per diluted share, related to the previously announced $25 million prepayment of the company's $75 million of outstanding senior notes. Excluding this charge for the early extinguishment of debt, net income for the third fiscal quarter was $1.9 million, or $0.16 per diluted share. The company reported net income of $1.7 million, or $0.14 per diluted share, including restructuring and related charges for the third quarter of fiscal 2003. The financial results for the third quarter of fiscal 2003 include a total of $397,000 in restructuring and related charges. Excluding these charges, net income for the third fiscal quarter of 2003 was $1.9 million, or $0.16 per diluted share. (A reconciliation to the net income and earnings per share calculations has been set forth on Page 5.)

     For the nine months ended February 1, 2004, the company reported net sales of $233.0 million compared with $249.2 million for the same period a year ago. Net income for the first nine months of fiscal 2004 was $3.5 million, or $0.30 per diluted share, compared with a net loss of $28.2 million, or $2.46 per diluted share, including restructuring charges and the cumulative effect of accounting change, for the first nine months of fiscal 2003. Excluding the $1.7 million charge for the early extinguishment of debt described above, net income for the first nine months of fiscal 2004 was $4.6 million, or $0.39 per diluted share. Excluding restructuring and related charges and the cumulative effect of accounting change, net income for the first nine months of fiscal 2003 was $5.1 million, or $0.43 per diluted share. The year-to-date period for fiscal 2004 included 40 weeks versus 39 weeks for the same period of fiscal 2003.

     "Our results for the third fiscal quarter of 2004 reflect continued productivity improvement and solid profitability in spite of a modest decline in sales," remarked Robert G. Culp, III, chief executive officer of Culp, Inc. "Mattress ticking sales continued to gain momentum with a 6.9% increase over the prior year period, and a 5.8% increase for the fiscal year to date. This growth trend is particularly meaningful in light of the bedding industry's ongoing transition to selling predominantly one-sided mattresses, which utilize about one-third less fabric. Upholstery fabric sales declined 8.1% over the same period last year, primarily related to consumer preference for leather furniture and competition from imported fabrics and cut and sewn kits. However, our gross profit margin for the quarter was 18.9%, the highest in sixteen years for the company's third quarter. This improved profitability reflects gains in operating efficiencies within the upholstery fabrics segment. Our ability to drive higher gross profit margins in this segment confirms the value of our strategic initiatives over the past year to streamline our operations and focus on improving the profitability of our sales mix.

     "Strengthening our balance sheet has been an important focus for our company," added Culp. "During the third fiscal quarter, we elected to make a $25.0 million prepayment on $75.0 million of outstanding senior notes. Including this prepayment, we have generated sufficient free cash flow to reduce our long-term debt by a total of $86.0 million over the past three and a half years. By taking this opportunity to further reduce our debt on favorable terms, our long-term debt now stands at $51.1 million. As a result, our long-term debt-to-capital ratio improved to 33.9% at the end of the third fiscal quarter of 2004, compared with 51.1% a year ago. We will realize annualized savings of approximately $1.7 million, or $0.09 per share, in net interest expense in each of the next two years, and a declining amount over the remainder of the notes' term until 2010."

     Culp added, "While the home furnishings retail environment appears to be improving, we anticipate our consolidated sales for the fourth fiscal quarter will decrease slightly over last year's level. Mattress ticking segment sales are expected to continue to increase over the prior year and we believe the gain will be significantly higher than the 6.9 percent increase this quarter. Upholstery fabrics segment sales are expected to decline at about the same rate we experienced this quarter. Based on these sales expectations and the current industry outlook, we expect to report net income in the range of $0.31 to $0.35 per share diluted for the fourth fiscal quarter, with the actual results depending primarily upon the level of demand throughout the quarter. Culp's results to date demonstrate the strength of our operations and our ability to execute our strategy, and we look forward to building on this momentum for the remainder of fiscal 2004."

     Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

     This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, gross profit margins, SG&A or other expenses, and earnings, as well as any statements regarding the company's view of estimates of the company's future results by analysts. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. In addition, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.

                                   CULP, INC.
                         Condensed Financial Highlights
                                   (Unaudited)

                                                                     Three Months Ended
                                                               -------------------------------
                                                                 February 1,     January 26,
                                                                    2004            2003
                                                               -------------    --------------
Net sales                                                      $  76,561,000    $  79,492,000
Net income                                                     $     752,000    $   1,667,000
Net income per share:
   Basic                                                       $        0.07    $        0.15
   Diluted                                                     $        0.06    $        0.14
Net income per share, diluted, excluding restructuring
   and related charges and early extinguishment of debt*       $        0.16    $        0.16
Average shares outstanding:
   Basic                                                          11,529,000       11,485,000
   Diluted                                                        11,859,000       11,714,000


                                                                      Nine Months Ended
                                                               -------------------------------
                                                                 February 1,     January 26,
                                                                    2004            2003
                                                               -------------    --------------
Net sales                                                      $ 232,968,000    $ 249,240,000
                                                               =============    ==============

Income (loss) before cumulative effect of accounting change    $   3,487,000    $  (4,008,000)
Cumulative effect of accounting change, net of income taxes              -0-      (24,151,000)
                                                               -------------    --------------
Net income (loss)                                              $   3,487,000    $ (28,159,000)
                                                               =============    ==============
Basic and diluted income (loss) per share:
  Income (loss) before cumulative effect of accounting change  $        0.30    $       (0.35)
  Cumulative effect of accounting change                                0.00            (2.11)
                                                               -------------    --------------

Net income (loss) per share                                    $        0.30    $       (2.46)
                                                               =============    ==============
Net income per share, diluted, excluding restructuring
  and related charges, early extinguishment of debt and
  cumulative effect of accounting change**                     $        0.39    $        0.43

Average shares outstanding:
   Basic                                                          11,522,000       11,450,000
   Diluted                                                        11,764,000       11,450,000

* Excludes charge for early extinguishment of debt of $1.7 million, or $0.10 per diluted share, for the third quarter of fiscal 2004. Excludes restructuring and related charges of $397,000 ($240,000, or $0.02 per diluted share, after taxes) for the third quarter of fiscal 2003.

** Excludes charge for early extinguishment of debt of $1.7 million, or $0.10 per diluted share, for the first nine months of fiscal 2004. Excludes cumulative effect of accounting change, net of income taxes, of $24.2 million ($2.11 per diluted share) for the first nine months of fiscal 2003.
   Excludes restructuring and related charges of $14.9 million ($9.1 million, or $0.80 per share diluted, after taxes) for the first nine months of fiscal
   2003.

                                   CULP, INC.

     Reconciliation of Net Income (Loss) as Reported to Pro Forma Net Income
                                   (Unaudited)

                                    Three Months Ended                Nine Months Ended
                               -----------------------------   -----------------------------
                                February 1,      January 26,     February 1,     January 26,
                                   2004             2003            2004            2003
                               -------------   -------------   -------------    ------------
Net income (loss), as reported $     752,000   $   1,667,000   $   3,487,000    $(28,159,000)
Cumulative effect of
  accounting change, net of
  income taxes                            --              --              --      24,151,000
Restructuring and related
  charges, net of income taxes            --         240,000              --       9,114,000
Early extinguishment of debt,
  net of income taxes              1,120,000              --       1,120,000              --
                               -------------   -------------   -------------    ------------
Pro forma net income (loss)    $   1,872,000   $   1,907,000   $   4,607,000    $  5,106,000
                               =============   =============   =============    ============


            Reconciliation of Net Income (Loss) Per Share as Reported
                        to Pro Forma Net Income Per Share
                                   (Unaudited)

Diluted net income (loss) per
  share                        $        0.06   $        0.14   $        0.30    $       (2.46)
Cumulative effect of
  accounting change, net of
  income taxes                            --              --              --             2.11
Restructuring and related
  charges, net of income taxes            --            0.02              --             0.80
Early extinguishment of debt,
  net of income taxes                   0.10              --            0.10              --
Effect of dilutive stock options          --              --           (0.01)           (0.02)
                                ------------    ------------     ------------     ------------
Diluted net income
  per share, adjusted          $        0.16   $        0.16    $       0.39     $       0.43
                                ============    ============     ============     ============


          Reconciliation of Cash Flow from Operations to Free Cash Flow
                                   (Unaudited)

                                                                      Nine Months Ended
                                                               -----------------------------
                                                                 February 1,     January 26,
                                                                    2004            2003
                                                               -------------    ------------
Cash flow from operations                                      $  16,782,000    $ 23,864,000
Capital expenditures                                              (4,097,000)     (5,224,000)
Change in accounts payable-capital expenditures                   (2,772,000)       (778,000)
                                                               -------------    ------------
Free cash flow                                                 $   9,913,000    $ 17,862,000
                                                               =============    ============

Exhibit 99(b)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE THREE MONTHS AND NINE MONTHS ENDED FEBRUARY 1, 2004 AND JANUARY 26, 2003
                                   (UNAUDITED)
                (Amounts in Thousands, Except for Per Share Data)

                                                                                   THREE MONTHS ENDED
                                                     ----------------------------------------------------------------------------
                                                               Amounts                                    Percent of Sales
                                                     ---------------------------                   ------------------------------
                                                     February 1,     January 26,      % Over       February 1,      January 26,
                                                         2004           2003         (Under)           2004            2003
                                                     -------------   -----------   ------------    --------------   -------------
Net sales                                        $         76,561        79,492       (3.7) %           100.0 %         100.0 %
Cost of sales                                              62,093        65,704       (5.5) %            81.1 %          82.7 %
                                                     -------------   -----------   -----------    --------------   -------------
     Gross profit                                          14,468        13,788        4.9  %            18.9 %          17.3 %

Selling, general and
  administrative expenses                                  10,282         9,798        4.9  %            13.4 %          12.3 %
Restructuring expense                                           0          (354)    (100.0) %             0.0 %          (0.4)%
                                                     -------------   -----------   -----------    --------------   -------------
     Income  from operations                                4,186         4,344        3.6  %             5.5 %           5.5 %

Interest expense                                            1,534         1,665       (7.9) %             2.0 %           2.1 %
Interest income                                              (113)         (143)     (21.0) %            (0.1)%          (0.2)%
Early extinguishment of debt                                1,672             0      100.0  %             2.2 %           0.0 %
Other expense (income), net                                   229           192       19.3  %             0.3 %           0.2 %
                                                     -------------   -----------   -----------    --------------   -------------
     Income before income taxes                               864         2,630      (67.1) %             1.1 %           3.3 %

Income taxes*                                                 112           963      (88.4) %            13.0 %          36.6 %
                                                     -------------   -----------   -----------    --------------   -------------

     Net income                                  $            752         1,667       54.9  %             1.0 %           2.1 %
                                                     =============   ===========   ===========    ==============   =============

Net income  per share-basic                                 $0.07         $0.15      (53.3) %
Net income per share-diluted                                $0.06         $0.14      (57.1) %
Net income per share, diluted, excluding                    $0.16         $0.16        0.0  %
  restructuring and related charges and early
  extinguishment of debt (see proforma statement
  on page 6)
Average shares outstanding-basic                           11,529        11,485        0.4  %
Average shares outstanding-diluted                         11,859        11,714        1.2  %



                                                                                    NINE MONTHS ENDED
                                                     ----------------------------------------------------------------------------
                                                                Amounts                                      Percent of Sales
                                                     ---------------------------                   ------------------------------
                                                     February 1,     January 26,      % Over       February 1,       January 26,
                                                         2004           2003         (Under)           2004             2003
                                                     -------------   -----------   ------------    --------------   -------------

Net sales                                        $        232,968       249,240       (6.5) %           100.0 %         100.0 %
Cost of sales                                             190,283       207,855       (8.5) %            81.7 %          83.4 %
                                                     -------------   -----------   -----------    --------------   -------------
     Gross profit                                          42,685        41,385        3.1  %            18.3 %          16.6 %

Selling, general and
  administrative expenses                                  31,089        29,716        4.6  %            13.3 %          11.9 %
Restructuring expense                                           0        13,006     (100.0) %             0.0 %           5.2 %
                                                     -------------   -----------   -----------    --------------   -------------
     Income (loss) from operations                         11,596        (1,337)     967.3  %             5.0 %          (0.5)%

Interest expense                                            4,540         5,244      (13.4) %             1.9 %           2.1 %
Interest income                                              (356)         (414)     (14.0) %            (0.2)%          (0.2)%
Early extinguishment of debt                                1,672             0      100.0  %             0.7 %           0.0 %
Other expense (income), net                                   536           645      (16.9) %             0.2 %           0.3 %
                                                     -------------   -----------   -----------    --------------   -------------
     Income (loss) before income taxes                      5,204        (6,812)     176.4  %             2.2 %          (2.7)%

Income taxes*                                               1,717        (2,804)     161.2  %            33.0 %          41.2 %
                                                     -------------   -----------   -----------    --------------   -------------
Income (loss) before cumulative effect of                   3,487        (4,008)     187.0  %             1.5 %          (1.6)%
   accounting change                                                                               ===========      ==========

Cumulative effect of accounting change, net of
   income taxes                                                 0       (24,151)
                                                     -------------   -----------

     Net income (loss)                           $          3,487       (28,159)
                                                     =============   ===========

Basic income (loss) per share:
     Income (loss) before cumulative effect of
        accounting change                        $           0.30         (0.35)     186.5  %
     Cumulative effect of accounting change                  0.00         (2.11)     100.0  %
                                                     -------------   -----------   --------
     Net income (loss)                           $           0.30         (2.46)     112.3  %
                                                     =============   ===========   ========

Diluted income (loss) per share:
     Income (loss) before cumulative effect of
        accounting change                        $           0.30         (0.35)     184.7  %
     Cumulative effect of accounting change                  0.00         (2.11)     100.0  %
                                                     -------------   -----------   --------
     Net income (loss)                           $           0.30         (2.46)     112.1  %
                                                     =============   ===========   ========

Net income per share, diluted, excluding                    $0.39         $0.43       (9.3) %
  restructuring and related charges, early
  extinguishment of debt and cumulative
  effect of accounting change (see proforma
  statement on page 7)
Average shares outstanding-basic                           11,522        11,450        0.6  %
Average shares outstanding-diluted                         11,764        11,450        2.7  %

 *   Percent of sales column for income taxes is calculated as a % of income (loss) before income taxes.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
              FEBRUARY 1, 2004, JANUARY 26, 2003 AND APRIL 27, 2003
                                    UNAUDITED
                             (Amounts in Thousands)

                                         Amounts             Increase
                                  -----------------------   (Decrease)
                                  February 1, January 26, -------------------  *April 27,
                                     2004        2003     Dollars  Percent        2003
                                  ----------- ----------- -------- ---------- ---------
Current assets
   Cash and cash equivalents    $      8,932      38,480  (29,548)  (76.8)%     14,355
   Short-term investments                  0           0        0     0.0 %     10,043
   Accounts receivable                28,282      32,427   (4,145)  (12.8)%     32,259
   Inventories                        52,000      53,560   (1,560)   (2.9)%     49,552
   Deferred income taxes              12,303       9,447    2,856    30.2 %     12,303
   Other current assets                2,610       5,892   (3,282)  (55.7)%      3,204
                                  ----------- ----------- -------- ---------- ---------
          Total current assets       104,127     139,806  (35,679)  (25.5)%    121,716


Property, plant & equipment, net      78,909      85,396   (6,487)   (7.6)%     84,962
Goodwill                               9,240       9,240        0     0.0 %      9,240
Other assets                           1,577       2,311     (734)  (31.8)%      2,235
                                  ----------- ----------- -------- ---------- ---------

          Total assets          $    193,853     236,753  (42,900)  (18.1)%    218,153
                                  =========== =========== ======== ========== =========



Current liabilities
   Current maturities of
   long-term debt               $        544      13,133  (12,589)  (95.9)%        500
   Accounts payable                   17,790      21,924   (4,134)  (18.9)%     19,874
   Accrued expenses                   12,901      14,646   (1,745)  (11.9)%     14,071
   Accrued restructuring               6,353       8,465   (2,112)  (24.9)%      7,743
   Income taxes payable                2,428           0    2,428   100.0 %        349
                                  ----------- ----------- -------- -------    ---------
          Total current liabilities   40,016      58,168  (18,152)  (31.2)%     42,537


Long-term debt                        50,519      83,008  (32,489)  (39.1)%     76,000

Deferred income taxes                  3,851       3,502      349    10.0 %      3,851
                                  ----------- ----------- -------- ---------- ---------
          Total liabilities           94,386     144,678  (50,292)  (34.8)%    122,388

Shareholders' equity                  99,467      92,075    7,392     8.0 %     95,765
                                  ----------- ----------- -------- ---------- ---------

          Total liabilities and
          shareholders' equity  $    193,853     236,753  (42,900)   (18.1)%   218,153
                                  =========== =========== ======== ========== =========

Shares outstanding                    11,529      11,487       42      0.4 %    11,515
                                  =========== =========== ======== ========== =========


 * Derived from audited financial statements

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE NINE MONTHS ENDED FEBRUARY 1, 2004 AND JANUARY 26, 2003
                                    Unaudited
                             (Amounts in Thousands)


                                                                            NINE MONTHS ENDED
                                                                        --------------------------
                                                                                 Amounts
                                                                        --------------------------
                                                                        February 1,   January 26,
                                                                           2004          2003
                                                                        ------------  ------------
Cash flows from operating activities:
     Net income (loss)                                               $        3,487      (28,159)
     Adjustments to reconcile net income (loss) to net cash
        provided by operating activities:
           Cumulative effect of accounting change, net of income taxes            0       24,151
           Depreciation                                                      10,294       10,554
           Amortization of other assets                                         136          286
           Stock-based compensation                                             157          158
           Restructuring expense                                                  0       13,006
           Changes in assets and liabilities:
              Accounts receivable                                             3,977       10,939
              Inventories                                                    (2,448)       4,339
              Other current assets                                              594       (1,885)
              Other assets                                                      522          295
              Accounts payable                                                  544       (5,477)
              Accrued expenses                                               (1,170)      (1,551)
              Accrued restructuring                                          (1,390)      (2,792)
              Income taxes payable                                            2,079            0
                                                                        ------------  ------------
                 Net cash provided by operating activities                   16,782       23,864
                                                                        ------------  ------------

Cash flows from investing activities:
     Capital expenditures                                                    (4,097)      (5,224)
     Proceeds from the sale of short-term investments                        10,043            0
                                                                        ------------  ------------
                 Net cash provided by (used) in investing activities          5,946       (5,224)
                                                                        ------------  ------------

Cash flows from financing activities:
     Payments on vendor-financed capital expenditures                        (2,772)        (778)
     Principal payments of long-term debt                                   (25,437)     (12,343)
     Proceeds from common stock issued                                           58          968
                                                                        ------------  ------------
                 Net cash used in financing activities                      (28,151)     (12,153)
                                                                        ------------  ------------

Increase (decrease) in cash and cash equivalents                             (5,423)       6,487

Cash and cash equivalents at beginning of period                             14,355       31,993
                                                                        ------------  ------------

Cash and cash equivalents at end of period                           $        8,932       38,480
                                                                        ============  ============

Free Cash Flow   (1)                                                 $        9,913       17,862
                                                                        ============  ============


--------------------------------------------------------------------------------------------------

(1)  Free Cash Flow reconciliation is as follows:                          3rd QTR       3rd QTR
                                                                           FY 2004       FY 2003
                                                                     -----------------------------
A)   Net cash provided by operating activities                               16,782       23,864
B)   Minus:  Capital Expenditures                                            (4,097)      (5,224)
C)   Minus:  Payments on vendor-financed capital expenditures                (2,772)        (778)
                                                                        ------------  ------------
                                                                              9,913       17,862
                                                                        ============  ============

--------------------------------------------------------------------------------------------------

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                FEBRUARY 1, 2004


                                                 FISCAL 03                                 FISCAL 04
                                               --------------      ---------------------------------------------------------
                                                   Q3                     Q1              Q2              Q3            Q4
                                               --------------      ---------------------------------------------------------
INVENTORIES
     Inventory turns                                  4.8                  5.0             5.1             4.7

RECEIVABLES
     Days sales in receivables                         34                   32              34              31

WORKING CAPITAL
     Current ratio                                    3.1                  3.1             2.9             2.6
     Operating working capital turnover (1)           4.9                  5.1             5.3             5.3
     Operating working capital (1)                $64,063              $54,854         $61,262         $62,492

PROPERTY, PLANT & EQUIPMENT
     Depreciation rate                               6.2%                 6.2%            6.3%            6.2%
     Percent property, plant &
       equipment are depreciated                    61.0%                62.3%           62.9%           64.0%
     Capital expenditures                         $12,229  (2)          $1,781          $1,360          $1,101

LEVERAGE
     Total liabilities/equity                      157.1%               124.7%          128.0%           94.9%
     Long-term debt/equity                         104.4%                80.3%           77.7%           51.3%
     Long-term debt/capital employed                51.1%                44.5%           43.7%           33.9%(3)
     Long-term debt                               $96,141              $76,551         $76,616         $51,063

OTHER
     Book value per share                           $8.02                $8.28           $8.55           $8.63
     Employees at quarter end                       2,534                2,383           2,373           2,350
     Sales per employee (annualized)             $124,306             $121,628        $139,161        $129,682
     Capital employed                            $188,216             $171,891        $175,221        $150,530

  (1) Working capital for this calculation is accounts receivable, inventories and accounts payable
  (2) Expenditures for entire year
  (3) Capital employed represents long-term debt plus stockholders equity; Long-term debt is long-term debt plus current maturities of of long-term debt



                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    SALES / GROSS PROFIT BY SEGMENT/DIVISION
    FOR THE THREE AND NINE MONTHS ENDED FEBRUARY 1, 2004 AND JANUARY 26, 2003

                             (Amounts in thousands)

                                                                          THREE MONTHS ENDED (UNAUDITED)
                                                         ------------------------------------------------------------------
                                                               Amounts                          Percent of Total Sales
                                                         ---------------------              -------------------------------
                                                         February 1, January 26, % Over       February 1,      January 26,
Segment/Division Sales (1)                                 2004        2003      (Under)         2004              2003
------------------------------------------------------   ----------  ---------  ----------  ---------------  --------------
Upholstery Fabrics
    Culp Decorative Fabrics                           $     29,173     31,798     (8.3)%          38.1 %          40.0 %
    Culp Velvets/Prints                                     21,769     22,841     (4.7)%          28.4 %          28.7 %
    Culp Yarn                                                  505      1,356    (62.8)%           0.7 %           1.7 %
                                                         ----------  ---------  ----------  ---------------  --------------
                                                            51,447     55,995     (8.1)%          67.2 %          70.4 %
Mattress Ticking
     Culp Home Fashions                                     25,114     23,497      6.9 %          32.8 %          29.6 %
                                                         ----------  ---------  ----------  ---------------  --------------

                                                      $     76,561     79,492     (3.7)%         100.0 %         100.0 %
                                                         ==========  =========  ==========  ===============  ==============



Segment Gross Profit                                                                              Gross Profit Margin
------------------------------------------------------                                      -------------------------------

Upholstery Fabrics                                    $      9,375      8,088     15.9 %          18.2 %          14.4 %
Restructuring related charges                                    0        751   (100.0)%           0.0 %           1.3 %
                                                         ----------  ---------  ----------  ---------------  --------------
Pro forma Upholstery Fabrics gross profit (2)                9,375      8,839      6.1 %          18.2 %          15.8 %

Mattress Ticking                                             5,093      5,700    (10.6)%          20.3 %          24.3 %
                                                         ----------  ---------  ----------  ---------------  --------------

Pro forma gross profit                                $     14,468     14,539     (0.5)%          18.9 %          18.3 %
                                                         ==========  =========  ==========  ===============  ==============


                                                                           NINE MONTHS ENDED (UNAUDITED)
                                                         ------------------------------------------------------------------

                                                               Amounts                          Percent of Total Sales
                                                         ---------------------              -------------------------------
                                                         February 1, January 26, % Over       February 1,      January 26,
 Segment/Division Sales (1)                                 2004        2003      (Under)         2004             2003
------------------------------------------------------   ----------  ---------  ----------  ---------------  --------------
Upholstery Fabrics
    Culp Decorative Fabrics                           $     88,002    100,473    (12.4)%          37.8 %          40.3 %
    Culp Velvets/Prints                                     62,093     69,277    (10.4)%          26.7 %          27.8 %
    Culp Yarn                                                3,751      4,702    (20.2)%           1.6 %           1.9 %
                                                         ----------  ---------  ----------  ---------------  --------------
                                                           153,846    174,452    (11.8)%          66.0 %          70.0 %
Mattress Ticking
     Culp Home Fashions                                     79,122     74,788      5.8 %          34.0 %          30.0 %
                                                         ----------  ---------  ----------  ---------------  --------------

                                                      $    232,968    249,240     (6.5)%         100.0 %         100.0 %
                                                         ==========  =========  ==========  ===============  ==============



Segment Gross Profit                                                                              Gross Profit Margin
------------------------------------------------------                                      -------------------------------

Upholstery Fabrics                                    $     25,191     23,738      6.1 %          16.4 %          13.6 %
Restructuring related charges                                    0      1,911   (100.0)%           0.0 %           1.1 %
                                                         ----------  ---------  ----------  ---------------  --------------
Pro forma Upholstery Fabrics gross profit (2)               25,191     25,649     (1.8)%          16.4 %          14.7 %

Mattress Ticking                                            17,494     17,647     (0.9)%          22.1 %          23.6 %
                                                         ----------  ---------  ----------  ---------------  --------------

Pro forma gross profit                                $     42,685     43,296     (1.4)%          18.3 %          17.4 %
                                                         ==========  =========  ==========  ===============  ==============

(1)  International Sales and portion of total sales is: Q3 - $8.5 million FY04 (11.1%) & $8.2 million
     FY03 (10.3%); YTD - $26.1 million FY04 (11.2%) & $29.8 million FY03 (12.0%)
(2)  Pro forma includes $751,000 and $1.9 million of restructuring related charges from the shut down of the
     Chattanooga operation for the three and nine month period of fiscal 2003, respectively.

                                    CULP, INC.
                   PROFORMA CONSOLIDATED STATEMENTS OF INCOME
        FOR THE THREE MONTHS ENDED FEBRUARY 1, 2004 AND JANUARY 26, 2003
                (Amounts in Thousands, Except for Per Share Data)

                                                               THREE MONTHS ENDED
                                        ------------------------------------------------------------
                                        As Reported                           February 1, 2004
                                        February 1,  % of              % of     Proforma Net    % of
                                            2004     Sales  Adjustments Sales  of Adjustments   Sales
                                        ------------------  -----------------    ---------------------
Net sales                             $    76,561  100.0%          0    0.0%         76,561    100.0%
Cost of sales                              62,093   81.1%          0    0.0%         62,093     81.1%
                                        ------------------  -----------------    ---------------------
         Gross profit                      14,468   18.9%          0    0.0%         14,468     18.9%

Selling, general and
  administrative expenses                  10,282   13.4%          0    0.0%         10,282     13.4%
Restructuring expense                           0    0.0%          0    0.0%              0      0.0%
                                        ------------------  -----------------    ---------------------
         Income  from operations            4,186    5.5%          0    0.0%          4,186      5.5%

Interest expense                            1,534    2.0%          0    0.0%          1,534      2.0%
Interest income                              (113)  -0.1%          0    0.0%           (113)    -0.1%
Early extinguishment of debt                1,672    2.7%     (1,672)   0.0% (2)          0      0.0%
Other expense (income), net                   229    0.3%          0    0.0%            229      0.3%
                                        ------------------  -----------------    ---------------------
         Income before income taxes           864    1.1%      1,672    2.2%          2,536      3.3%

Income taxes  (1)                             112   13.0%        552   33.0%            664     26.2%
                                        ------------------  -----------------    ---------------------
Net income (loss)                     $       752    1.0%      1,120    1.5%          1,872      2.4%
                                        ==================  =================    =====================

Net income (loss) per share-basic           $0.07              $0.10                  $0.16
Net income (loss) per share-diluted         $0.06              $0.10                  $0.16
Average shares outstanding-basic           11,529             11,529                 11,529
Average shares outstanding-diluted         11,859             11,529                 11,859


                                   CULP, INC.
                   PROFORMA CONSOLIDATED STATEMENTS OF INCOME
        FOR THE THREE MONTHS ENDED FEBRUARY 1, 2004 AND JANUARY 26, 2003
                (Amounts in Thousands, Except for Per Share Data)

                               THREE MONTHS ENDED

                                        ------------------------------------------------------------------------------------
                                          As Reported                            January 26, 2003         Proforma
                                          January 26, % of               % of       Proforma Net   % of    % Over
                                             2003    Sales  Adjustments  Sales     of Adjustments  Sales   (Under)
                                           ----------------  -------------------    ---------------------  ---------
Net sales                             $      79,492  100.0%         0     0.0%           79,492    100.0%      -3.7%
Cost of sales                                65,704   82.7%      (751)   -0.9% (3)       64,953     81.7%      -4.4%
                                           ----------------  -------------------    ---------------------  ---------
         Gross profit                        13,788   17.3%      (751)   -0.9%           14,539     18.3%      -0.5%

Selling, general and
  administrative expenses                     9,798   12.3%         0     0.0%            9,798     12.3%       4.9%
Restructuring expense                         (354)   -0.4%       354     0.4% (4)            0      0.0%       0.0%
                                           ----------------  -------------------    ---------------------  ---------
         Income  from operations              4,344    5.5%      (397)   -0.5%            4,741      6.0%     -11.7%

Interest expense                              1,665    2.1%         0     0.0%            1,665      2.1%      -7.9%
Interest income                                (143)  -0.2%         0     0.0%             (143)    -0.2%     -21.0%
Early extinguishment of debt                      0    0.0%         0     0.0%                0      0.0%       0.0%
Other expense (income), net                     192    0.2%         0     0.0%              192      0.2%      19.3%
                                           ----------------  -------------------    ---------------------  ---------
         Income before income taxes           2,630    3.3%      (397)   -0.5%            3,027      3.8%     -16.2%

Income taxes  (1)                               963   36.6%      (157)   39.5%            1,120     37.0%     -40.7%
                                           ----------------  -------------------    ---------------------  ---------
Net income (loss)                     $       1,667    2.1%      (240)   -0.3%            1,907      2.4%      -1.8%
                                           ================  ===================    =====================  =========
Net income (loss) per share-basic             $0.15            ($0.02)                    $0.17
Net income (loss) per share-diluted           $0.14            ($0.02)                    $0.16
Average shares outstanding-basic             11,485            11,485                    11,485
Average shares outstanding-diluted           11,714            11,485                    11,714

Notes:
 (1)  Percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes
 (2)  Premium and fees paid to reduce private placement loan balance
 (3)  The $751,000 represents restructuring related charges for inventory markdowns and movement of equipment related to the Chattanooga plant closing
 (4)  The $354,000 restructuring credit represents the reversal of excess accrued employment benefit and plant security costs associated with the shutdown of the wet printed flock operation

                                   CULP, INC.
                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
         FOR THE NINE MONTHS ENDED FEBRUARY 1, 2004 AND JANUARY 26, 2003
                (Amounts in Thousands, Except for Per Share Data)

                                                                          NINE MONTHS ENDED
                                                    -------------------------------------------------------------------
                                                    As Reported                                February 1, 2004
                                                    February 1,  % of                  % of      Proforma Net     % of
                                                       2004      Sales    Adjustments  Sales     of Adjustments   Sales
                                                    --------------------  -------------------    -----------------------
Net sales                                         $     232,968  100.0%            0    0.0%          232,968    100.0%
Cost of sales                                           190,283   81.7%            0    0.0%          190,283     81.7%
                                                    --------------------  -------------------    -----------------------
         Gross profit                                    42,685   18.3%            0    0.0%           42,685     18.3%

Selling, general and
  administrative expenses                                31,089   13.3%            0    0.0%           31,089     13.3%
Restructuring expense                                         0    0.0%            0    0.0%                0      0.0%
                                                    --------------------  -------------------    -----------------------
         Income  (loss) from operations                  11,596    5.0%            0    0.0%           11,596      5.0%

Interest expense                                          4,540    1.9%            0    0.0%            4,540      1.9%
Interest income                                            (356)  -0.2%            0    0.0%            (356)     -0.2%
Early extinguishment of debt                              1,672    0.7%       (1,672)   0.0% (2)            0      0.0%
Other expense (income), net                                 536    0.2%            0    0.0%              536      0.2%
                                                    --------------------  -------------------    -----------------------
         Income (loss) before income taxes                5,204    2.2%        1,672    0.7%            6,876      3.0%

Income taxes  (1)                                         1,717   33.0%          552   33.0%            2,269     33.0%
                                                    --------------------  -------------------    -----------------------
Income (loss) before cumulative effect of         $       3,487    1.5%        1,120    0.5%            4,607      2.0%
   accounting change
                                                    --------------------  ===================    =======================

Cumulative effect of accounting change, net                   0                                         0
   of income taxes
                                                    ------------          -----------          -------------

         Net income (loss)                                3,487                1,120                  4,607
                                                    ============          ===========          =============

Basic income (loss) per share:
         Income (loss) before cumulative effect
            of accounting change                  $        0.30                 0.10                   0.40
         Cumulative effect of accounting change            0.00                 0.00                   0.00
                                                    ------------         ------------          -------------

         Net income (loss)                                 0.30                 0.10                   0.40
                                                    ============         ============          =============

Diluted income (loss) per share:
         Income (loss) before cumulative effect
            of accounting change                  $        0.30                 0.10                   0.39
         Cumulative effect of accounting change            0.00                 0.00                   0.00
                                                    ------------         ------------          -------------

         Net income (loss)                                 0.30                 0.10                   0.39
                                                    ============         ============          =============
Average shares outstanding-basic                         11,522               11,522                 11,522
Average shares outstanding-diluted                       11,764               11,522                 11,764


                                   CULP, INC.
                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
         FOR THE NINE MONTHS ENDED FEBRUARY 1, 2004 AND JANUARY 26, 2003
                (Amounts in Thousands, Except for Per Share Data)

                                                                              NINE MONTHS ENDED
                                                  ------------------------------------------------------------------------------
                                                     As Reported                             January 26,  2003          Proforma
                                                     January 26,  % of                % of      Proforma Net    % of      % Over
                                                        2003     Sales   Adjustments Sales    of Adjustments   Sales    (Under)
                                                     -------------------  ------------------    ---------------------  ---------
Net sales                                      $        249,240  100.0%           0                 249,240   100.0%      -6.5%
Cost of sales                                           207,855   83.4%      (1,911)  -0.8% (3)     205,944    82.6%      -7.6%
                                                     -------------------  ------------------    ---------------------  ---------
         Gross profit                                    41,385   16.6%      (1,911)  -0.8%          43,296    17.4%      -1.4%

Selling, general and
  administrative expenses                                29,716   11.9%           0    0.0%          29,716    11.9%       4.6%
Restructuring expense                                    13,006    5.2%     (13,006)  -5.2% (4)           0     0.0%       0.0%
                                                     -------------------  ------------------    ---------------------  ---------
         Income  (loss) from operations                  (1,337)  -0.5%     (14,917)  -6.0%          13,580     5.4%     -14.6%

Interest expense                                          5,244    2.1%           0    0.0%           5,244     2.1%     -13.4%
Interest income                                            (414)  -0.2%           0    0.0%            (414)   -0.2%     -14.0%
Early extinguishment of debt                                  0    0.0%           0    0.0%               0     0.0%       0.0%
Other expense (income), net                                 645    0.3%           0    0.0%             645     0.3%     -16.9%
                                                     -------------------  ------------------    ---------------------  ---------
         Income (loss) before income taxes               (6,812)  -2.7%     (14,917)  -6.0%           8,105     3.3%     -15.2%

Income taxes  (1)                                        (2,804)  41.2%      (5,803)  38.9%           2,999    37.0%     -24.3%
                                                     -------------------  ------------------    ---------------------  ---------
Income (loss) before cumulative effect of                (4,008)  -1.6%      (9,114)  -3.7%           5,106     2.0%      -9.8%
   accounting change
                                                     -------------------  ------------------    ---------------------  ---------

Cumulative effect of accounting change, net             (24,151)             24,151                       0
   of income taxes
                                                     ------------         -----------           -------------

         Net income (loss)                              (28,159)                                      5,106
                                                     ============                               =============

Basic income (loss) per share:
         Income (loss) before cumulative effect
            of accounting change                 $        (0.35)             ($0.80)                   0.45
         Cumulative effect of accounting change           (2.11)               2.11                    0.00
                                                     ------------
                                                                                                -------------
         Net income (loss)                                (2.46)                                      $0.45
                                                     ============                               =============

Diluted income (loss) per share:
         Income (loss) before cumulative effect
            of accounting change                 $        (0.35)               0.80)                   0.43
         Cumulative effect of accounting change           (2.11)               2.11                    0.00
                                                     ------------
                                                                                                -------------
         Net income (loss)                                (2.46)                                      $0.43
                                                     ============                               =============

Average shares outstanding-basic                          11,450             11,450                  11,450
Average shares outstanding-diluted                        11,450             11,450                  11,775


Notes:
 (1)  Percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes
 (2)  Premium and fees paid to reduce private placement loan balance
 (3)  The $1.9 million represents restructuring related charges for inventory markdowns and movement of equipment relating to the Chattanooga plant closing
 (4)  The $13.0 million represents restructuring charges for the shut down of the Chattanooga operation, $12.1 million, and the additional write-down of wet printed assets held for sale, $1.3 million offset by a restructuring credit of $354,000 for over accrued employee benefit and plant security costs

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and nine months ended February 1, 2004 and January 26, 2003



OVERVIEW

Highlights for the third quarter ended February 1, 2004, include:

o Net income of $0.16 per diluted share, excluding a charge for early extinguishment of debt;

o Gross profit margin of 18.9%, driven by continued improvement in the upholstery fabrics segment;

o Prepayment of $25 million of the company's $75 million of outstanding senior notes;

o Debt to capital ratio reduced to 33.9%, the lowest level for Culp since fiscal 1993; and

o Earnings expectation for the fourth quarter of fiscal 2004 is $0.31 to $0.35 per diluted share.


     GENERAL -- For the third quarter of fiscal 2004, net sales decreased 3.7% to $76.6 million; and the company reported net income of $752,000, or $0.06 per share diluted, compared with net income of $1.7 million, or $0.14 per share diluted, in the third quarter of fiscal 2003. Included in the current quarter results was a $1.7 million charge, or $0.10 per share diluted, associated with the $25 million prepayment of the company's $75 million of outstanding senior notes. Excluding this charge for the early extinguishment of debt, net earnings for the third quarter of fiscal 2004 were $1.9 million or $0.16 per share diluted. Excluding restructuring and related charges, net earnings for the third quarter of fiscal 2003 were $1.9 million or $0.16 per share diluted (see reconciliation on page 6). For the first nine months of fiscal 2004, net sales decreased 6.5% to $233 million; and the company reported net income of $3.5 million, or $0.30 per share diluted, compared to a net loss of $28.2 million, or $2.46 per share diluted, for the same period last year. Excluding the $1.7 million charge for the early extinguishment of debt, earnings for the first nine months of fiscal 2004 were $4.6 million or $0.39 per share diluted, compared with earnings for the same period last year of $5.1 million, or $0.43 per share diluted, excluding restructuring and related charges and the cumulative effect of accounting change (see reconciliation on page 7). The year-to-date period for fiscal 2004 included 40 weeks versus 39 weeks for the same period of fiscal 2003.


INCOME STATEMENT COMMENTS

     UPHOLSTERY FABRICS SEGMENT (See page 5 - Sales and Gross Profit by Segment)

     Net Sales -- Upholstery fabric sales for the third quarter of fiscal 2004 decreased 8.1% to $51.4 million when compared to the third quarter of fiscal 2003, primarily reflecting a decline in orders in the Culp Decorative Fabrics
(CDF) division related to consumer preference for leather and competition from imported fabrics, including cut and sewn kits. Although the 8.1% decline is higher than the 4.3% decline experienced during the previous quarter, this quarterly sales decline is a substantial improvement over the 22.5% decrease in the first quarter of fiscal 2004 and the 17.2% decrease in the fourth quarter of fiscal 2003.

With the company's offshore sourcing efforts, including the China platform, the company is increasing significantly sales of upholstery fabric products produced outside of the company's U.S. manufacturing plants. These sales, which include micro denier suedes, accounted for approximately 8.5% of upholstery fabric sales for the third quarter of fiscal 2004, almost double the percentage from the year earlier quarter

Upholstery  fabric yards sold during the third quarter were 11.8 million  versus
13.2 million in the third quarter of fiscal 2003, a decline of 10.6%. Average selling price was $4.28 for the third quarter compared with $4.11 in the same quarter of last year, an increase of 4.1%, due primarily to higher average selling prices in the Culp Decorative Fabrics division.

     Gross Profit -- Gross profit for the third quarter of fiscal 2004 was $9.4 million, or 18.2%, versus $8.1 million, or 14.4%, for the same quarter of last year. Excluding restructuring related charges of $751,000, which were included in cost of sales in last year's third quarter, gross profit dollars and margins were $8.8 million and 15.8%, respectively. The increase in gross profit and margins primarily reflects significant gains in manufacturing operating efficiencies within the CDF division.


     China Operations -- The start up of the company's China operation is generally proceeding in accordance with previously announced plans. During the third quarter, the company completed the installation of manufacturing equipment and began running some production trials. During the fourth quarter, the company expects to begin incoming fabric inspection and testing, and to start shipping fabric to customers. Limited finishing operations are also anticipated to begin in the fourth quarter of this fiscal year. As expected, the company is experiencing modest operating losses in its China operation during the start up phase, which is expected to be completed by the end of this fiscal year, although some level of operating losses from the China operation is expected to continue until some time in fiscal 2005.


     MATTRESS TICKING SEGMENT (See page 5 - Sales and Gross Profit by Segment)

     Net Sales -- Mattress ticking sales for the third quarter of fiscal 2004 increased 6.9% to $25.1 million, due to better industry demand and continued gains with key customers. The 5.8% fiscal year to date sales gain in this segment is especially noteworthy because it continues to occur during the bedding industry's transition to selling predominately one-sided mattresses, which utilize about one-third less mattress ticking. This transition at retail began in late calendar year 2002 and is expected to continue through early calendar year 2005.

Mattress ticking yards sold during the third quarter of fiscal 2004 were 10.0 million compared with 9.0 million yards in the third quarter of last year. The average selling price was $2.50 for the third quarter, compared to $2.59 in the same quarter last year.

     Gross Profit -- For the third quarter of fiscal 2004, the mattress ticking segment reported gross profit dollars and margins of $5.1 million and 20.3%, respectively, compared with $5.7 million and 24.3% for the same period of last year. The reduction in gross profit was due principally to lower selling margins.


     SG&A EXPENSES -- SG&A expenses of $10.3 million for the third quarter increased approximately $500,000, or 4.9%, from the prior year amount. As a percent of net sales, SG&A expenses increased to 13.4% from 12.3% the previous year. This increase over the prior year was due primarily to a $435,000 credit to bad debt expense in the third quarter of fiscal 2003 resulting from a net reduction in the allowance for doubtful accounts, due to a decrease in past due receivable balances. The company did not have any bad debt expense or credit to bad debt expense in the third quarter of fiscal 2004.

     INTEREST EXPENSE AND INTEREST INCOME -- Interest expense for the third quarter declined to $1.5 million from $1.7 million the previous year due to lower borrowings outstanding. Interest income decreased to $113,000 from $143,000 the previous year due to lower interest rates earned in fiscal 2004 as compared to the previous year.

     EARLY EXTINGISHMENT OF DEBT - See LONG-TERM DEBT discussion below.

     INCOME TAXES -- The effective tax rate (taxes as a percentage of pretax income (loss)) for the first nine months of fiscal 2004 was 33.0% compared with 41.2% for the first nine months of fiscal 2003. The higher rate for the prior period reflects the increased tax benefits related to the company's loss in the U.S. resulting from the restructuring charges recorded in the second quarter. Excluding the cumulative effect of accounting change and restructuring and related charges, the effective tax rate for the first nine months of fiscal 2003 was 37.0%. The lower rate for fiscal 2004 also reflects the benefit from the company's decrease in estimated accruals during the third quarter, which reduced the annual effective rate from 37.0% to 33.0%, and increased earnings for the quarter and year-to-date by $208,000, or $0.02 per diluted share.


BALANCE SHEET COMMENTS

     CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS - Cash, cash equivalents and short-term investments as of February 1, 2004 decreased to $8.9 million from $24.4 million at the end of fiscal 2003, reflecting free cash flow of $9.9 million for the first nine months of fiscal 2004, and the $25 million prepayment of the company's $75 million outstanding senior notes (see additional discussion of free cash flow and debt below).

     WORKING CAPITAL -- Accounts receivable as of February 1, 2004 decreased 12.8% from the year-earlier level, principally due to an increase in the number of customers taking the cash discount for shorter payment terms. Days sales outstanding totaled 31 days at February 1, 2004, compared to 34 days for the same period last fiscal year. Inventories at the close of the third quarter decreased 2.9% from a year ago. Inventory turns for the third quarter were 4.7 versus 4.8 for the year-earlier period. Operating working capital (comprised of accounts receivable, inventories and trade accounts payable) was $62.5 million at February 1, 2004, down from $64.1 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT -- Capital spending for the first nine months of fiscal 2004 was $4.2 million. Depreciation is estimated at $14.0 million for the full fiscal year, which is unchanged from the previous year. For fiscal 2004, the company expects capital expenditures to be approximately $7.0 million, of which approximately $3.5 million is related to the company's China operations. The China investment includes manufacturing equipment and leasehold improvements. For fiscal 2005, the company anticipates capital expenditures to be approximately $8.0 million.

     INTANGIBLE ASSETS -- As of February 1, 2004, $9.2 million in goodwill is the company's only intangible asset.

     LONG-TERM DEBT - During the third quarter of fiscal 2004, the company made a $25.0 million prepayment on its $75.0 million of outstanding senior notes. As part of the transaction, the company negotiated a five percent, or $1.25 million, premium to be paid to the current note holders for the prepayment of this principal amount. This premium amount, along with other related transaction costs, resulted in a charge of $1.7 million, or $0.10 per share, in the third quarter of fiscal 2004. As a result of this prepayment, the company will realize annualized savings of approximately $1.7 million, or $0.09 per share, in net interest expense in each of the next two years, and a declining amount over the reminder of the notes' term until 2010. In addition, the company's long-term debt to capital ratio improved to 33.9% compared with 51.1% for the same period last year. During the past three and one half years the company has generated sufficient cash flow from operations to reduce long-term debt by $86.0 million, or 62.0%.

     The company's remaining $51.1 million in long-term debt is unsecured and is comprised of $50 million in outstanding senior notes, with a fixed interest rate of 7.76%, and a $1.1 million, non-interest bearing term loan with the Canadian government. Additionally, the company has a $15.0 million revolving credit line with a bank, of which no balance is outstanding at February 1, 2004. The bank agreement expires in August 2004. The first scheduled principal payment on the $50 million term loan is due March 2006 in the amount of $7.5 million. The Canadian government loan is repaid in annual installments of approximately $500,000 per year. The company was in compliance with all financial covenants in its loan agreements as of February 1, 2004.


FREE CASH FLOW COMMENTS

     Free cash flow (see reconciliation on page 3 of this release) was $9.9 million for the first nine months of fiscal 2004, compared with $17.9 million for the same period last year. This decrease is primarily due to less cash flow generated from working capital. For fiscal 2004, the company believes free cash flow will be substantially less than fiscal 2003 primarily because the company does not expect the continued significant reduction in working capital reflected in each of the previous three years. In addition, the company will have higher payments on vendor-financed capital expenditures ($3.7 million in fiscal 2004 compared with $1.3 million in fiscal 2003).


BUSINESS OUTLOOK

     While the home furnishings retail environment appears to be improving, the company expects that fourth quarter consolidated sales will decrease slightly from the same quarter of last year. Mattress ticking segment sales are expected to continue to increase in the fourth quarter at a significantly higher rate than the 6.9% growth in the third quarter. Upholstery fabric segment sales are expected to decline from the same quarter of last year at about the same rate of 8.1% experienced in the third quarter, due primarily to softness in incoming orders for CDF. With these sales expectations and the current industry outlook, the company expects to report net income in the range of $0.31 to $0.35 per diluted share, with actual results primarily depending upon the level of demand throughout the quarter.